SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

The ADT Corporation

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following disclosures were included in a Current Report filed on Form 8-K dated April 11, 2016.

Transaction Litigation

As previously disclosed, on February 14, 2016, The ADT Corporation (“ADT”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Prime Security Services Borrower, LLC (“Parent”), Prime Security One MS, Inc. (“Merger Sub”) and, solely for purposes of Article IX thereof, Prime Security Services Parent, Inc. and Prime Security Services TopCo Parent, L.P., pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into ADT (the “Merger”), with ADT surviving the Merger as a wholly owned subsidiary of Parent. ADT is supplementing its disclosure regarding the Merger in connection with litigation brought by purported stockholders of ADT. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. ADT and the other named defendants continue to deny any wrongdoing alleged in the litigation.

As previously disclosed in ADT’s definitive proxy statement filed with the Securities and Exchange Commission on March 25, 2016 (as amended or supplemented from time to time, the “definitive proxy statement”), purported stockholders of ADT have initiated legal actions challenging the Merger. From February 24, 2016 through March 10, 2016, four lawsuits were filed in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida (the “Florida Actions”). The complaints in the Florida Actions include claims, among others, for breach of fiduciary duty against the individual directors, alleging that the ADT directors violated the duties of loyalty, good faith, due care, and/or disclosure owed to ADT stockholders. On April 8, 2016, the plaintiffs in each of the Florida Actions filed notices voluntarily dismissing each of those actions.

On March 24, 2016 and April 4, 2016, two purported stockholders filed putative class action complaints, respectively styled MSS 12-09 Trust v. Thomas Colligan, et al., Case No. 12133 and Peter Roy v. The ADT Corporation, et al., Case No 12160 (the “Delaware Actions”), in the Court of Chancery of the State of Delaware asserting claims for breach of fiduciary duty against the individual ADT directors. Plaintiffs seek an order finding the directors liable for breaching their fiduciary duties based on the claim that the definitive proxy statement fails to disclose certain allegedly material information necessary to permit ADT stockholders to cast a fully informed vote on the proposed merger transaction. Plaintiff Peter Roy also filed motions seeking expedited discovery and a preliminary injunction.

ADT believes that the Florida Actions and the Delaware Actions are without merit and that no further disclosure is required to supplement the definitive proxy statement under applicable laws. However, to eliminate the burden, expense and uncertainties inherent in such litigation, and without admitting any liability or wrongdoing, ADT has determined to make certain supplemental disclosures to the definitive proxy statement as set forth below. Plaintiffs in the Delaware Actions have agreed to withdraw and / or agreed not to file motions seeking expedited discovery and a preliminary injunction in connection with the filing of these supplemental disclosures. Nothing in these supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.

ADT and the other named defendants have vigorously denied, and continue to vigorously deny, that they have committed any violation of law or engaged in any of the wrongful acts that were alleged in the Florida Actions or the Delaware Actions.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

The supplemental disclosures to the definitive proxy statement set forth in this Current Report on Form 8-K below should be read alongside the definitive proxy statement, and to the extent that information in this Current Report on Form 8-K differs from or updates information contained in the definitive proxy statement, this Current Report on Form 8-K supersedes the information contained in the definitive proxy statement. Defined terms used but not otherwise defined herein have the meanings set forth in the definitive proxy statement.

1. The section of the definitive proxy statement titled “The Merger Proposal (Proposal 1)–Background of the Merger” is hereby supplemented as follows:

A. The following disclosure replaces the fifth sentence in the first paragraph on page 36 (which sentence begins “On June 11, 2014, ADT and Party B”) of the definitive proxy statement:

On June 11, 2014, ADT and Party B similarly entered into a non-disclosure agreement, which required Party B to protect ADT’s confidential information and included a standstill provision as well as a provision that prohibited the counterparty from asking ADT to waive such standstill provision without the prior written invitation or approval from ADT to do so, provided that if ADT entered into a change of control transaction with a third party, Party B would be permitted to make proposals with respect to a change of control transaction notwithstanding such provision.

B. The following disclosure is added following the last sentence in the first paragraph on page 36 (which sentence ends “discussions between ADT and Party B.”) of the definitive proxy statement:

The standstill provision in the non-disclosure agreement between ADT and Party B expired on December 11, 2015. Party B was again contacted during the go-shop period, but did not express any interest in acquiring ADT.

C. The following disclosure replaces the second sentence in the third full paragraph on page 37 of the definitive proxy statement:

As in the first non-disclosure agreement between ADT and Apollo, the November NDA required Apollo to protect ADT’s confidential information and included a standstill provision as well as a provision that prohibited the counterparty from asking ADT to waive such standstill provision without the prior written invitation or approval from ADT to do so, provided that if ADT entered into a change of control transaction with a third party, Apollo would be permitted to make proposals with respect to a change of control transaction notwithstanding such provision. In addition, the November NDA gave ADT a consent right over debt and equity financing sources to which Apollo could provide confidential information.

D. The following disclosure is added following the third sentence in the third full paragraph on page 37 of the definitive proxy statement:

On November 25, 2015, Mr. Bleisch was informed of Apollo’s interest in securing Paul Weiss as its legal counsel for the proposed merger and that, because Paul Weiss had represented ADT and certain current and former directors in shareholder lawsuits and derivative actions, it was seeking conflict waivers in order for Paul Weiss to represent Apollo in connection with the proposed merger. After discussing the issue with a representative of Paul Weiss, ADT’s advisors and certain members of ADT’s management, Mr. Bleisch determined that any potential conflict was not material.

E. The following disclosure replaces the second full paragraph on page 39 of the definitive proxy statement:

On December 16, 2015, ADT and Apollo entered into an amendment to the November NDA to add an additional permitted debt financing source, and to allow Apollo to discuss the transaction with a select pre-approved group of its limited partners, which included the large sovereign wealth fund.

F. The following disclosure is added following the fourth full paragraph on page 39 of the definitive proxy statement:

On December 17, 2015, the large sovereign wealth fund sent Mr. Geltzeiler a one-page outline of illustrative terms of a convertible preferred investment in ADT. Mr. Geltzeiler reviewed the outline and determined that such terms were unattractive to ADT compared to its current terms of borrowing, and particularly when compared to a potential sale transaction. Nonetheless, in an effort to provide representatives of the large sovereign wealth fund an opportunity to present and explain the illustrative terms, Mr. Geltzeiler tried to organize a call to discuss the illustrative terms; however, the call did not occur and there were no further discussions with or communications from the large sovereign wealth fund.

G. The following disclosure replaces the first sentence in the third full paragraph on page 44 of the definitive proxy statement:

Mr. Bleisch next referred the ADT Board to the previously distributed disclosure statements by Goldman Sachs, whose prior engagements or relationships had previously been disclosed and discussed with the ADT Board, and by BofA Merrill Lynch, which provided that during 2014 and 2015 it and its affiliates had received or derived aggregate revenues from Apollo, Protection 1 and Koch Industries, Inc. and certain of their respective affiliates in the ranges of $75 to $95 million, less than $6 million and less than $35 million, respectively, and that it had discussions with Apollo in 2014 and 2015 regarding a potential acquisition of ADT and discussions with Apollo in 2015 regarding potentially financing its acquisition of Protection 1, but in both cases BofA Merrill Lynch was never engaged to work on such matters. BofA Merrill Lynch also included revenues derived during 2014 - 2015 from the large sovereign wealth fund mentioned previously in the range of $25 to $45 million.

2. The section of the definitive proxy statement titled “The Merger Proposal (Proposal 1)–Opinion of ADT’s Financial Advisor” is hereby supplemented as follows:

A. The following disclosure replaces the subsection titled “Analysis at Various Prices” on page 52 of the definitive proxy statement:

Goldman Sachs calculated various financial multiples and ratios for ADT and Monitronics International, Inc. (“Monitronics”), a publicly traded corporation in the security and alarm monitoring industry. Goldman Sachs calculated various financial multiples and ratios for ADT using the closing price of shares of ADT common stock on February 12, 2016 and the $42.00 in cash per share of ADT common stock to be paid to holders (other than Parent and its affiliates) of the outstanding shares of ADT common stock pursuant to the merger agreement and from the Institutional Brokers’ Estimate System (“IBES”), and calculated various financial multiples and ratios for Monitronics using Monitronics’ SEC filings, the median estimates for Monitronics from IBES and publicly available research estimates. Although Monitronics is not directly comparable to ADT, it was chosen because it is a publicly traded company with operations that for purposes of analysis may be considered similar to certain operations of ADT.

In particular, Goldman Sachs calculated for ADT and Monitronics:

•	enterprise value, or EV, which is market capitalization of each of ADT and Monitronics based on the closing price of shares of its common stock multiplied by the number of its fully diluted shares of common stock outstanding as of February 12, 2016, plus the applicable company’s total debt amount, less cash and cash equivalents and less non-controlling interests as of December 31, 2015, as a multiple of the applicable company’s actual reported and estimated sales, which is referred to below as EV/Sales, for fiscal years 2015 and 2016, respectively;

•	EV as a multiple of ADT’s actual and reported estimated post-subscriber acquisition cost earnings before interest, taxes, depreciation and amortization, or “post-SAC EBITDA”, and Monitronics actual and reported EBITDA, which is referred to below as EV/post-SAC EBITDA, for fiscal years 2015 and 2016, respectively;

•	EV as a multiple of actual reported and estimated recurring monthly revenue, or “RMR”, for each of ADT and Monitronics, calculated as last twelve month estimated recurring revenue of each of ADT and Monitronics divided by 12, which is referred to below as EV/RMR, for fiscal year 2015, last quarter annualized as of 31 December 2015 and fiscal year 2016, respectively; and

•	EV as a multiple of ADT’s reported steady state free cash flows, or SSFCF, and Monitronics estimated SSFCF, which is referred to below as EV/SSFCF, for fiscal year 2015.

The following table presents the results of these analyses:

	February 12, 2016 ADT Closing Price of $26.87	Transaction Price of $42.00	Monotronics[1]
EV/Sales
FY2015A	2.7x	3.5x	3.1x
FY2016E	2.7x	3.4x	3.0x
EV/post-SAC EBITDA[2]
FY2015A	5.4x	6.9x	4.9x
FY2016E	5.2x	6.6x	5.0x
EV/RMR
FY2015A	35.5x	44.7x	37.7x
LQA (Dec 31, 2015)	35.3x	44.6x	N/A
FY2016E	34.5x	43.6x	36.1x
EV/SSFCF
FY2015A	9.9x	12.4x	24.5x

[1]	Calendarized to FYE September 30.
[2]	IBES EBITDA consensus for Monitronics reflects pre-SAC EBITDA.

B. The following disclosure replaces the subsection titled “Illustrative Discounted Cash Flow Analysis” on page 54 of the definitive proxy statement:

Using the Management Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on ADT. Using discount rates ranging from 8.50% to 9.50%, reflecting estimates of ADT’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2015 (i) estimates of unlevered free cash flow for ADT for the years 2016 through 2020 as reflected in the Management Projections and (ii) a range of illustrative terminal values for ADT, which were calculated by applying last twelve months, or “LTM”, post-SAC EBITDA multiples ranging from 5.5x to 7.0x to an estimate of the terminal year free cash flow for ADT, as reflected in the Management Projections. In addition, using a discount rate of 9.00%, reflecting an estimate of ADT’s weighted cost of capital, Goldman Sachs discounted to present value as of December 31, 2015 the estimated benefits of ADT’s net operating losses for the years 2016 through 2024, as reflected in the Management Projections using data provided by ADT. Furthermore, Goldman Sachs discounted to present value as of December 31, 2015 the estimated benefits of ADT’s accelerated depreciation benefits for the years 2021 to 2028. Goldman Sachs derived ranges of illustrative enterprise values for ADT by adding the ranges of present values it derived above. Goldman Sachs then subtracted ADT’s net debt of $5,326 million as of December 31, 2015, as provided by the management of ADT, from the range of illustrative enterprise values it derived to derive a range of illustrative equity values for ADT. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of ADT, as provided by ADT management, to derive a range of illustrative present values per share of ADT common stock ranging from $32 to $48.

In the illustrative discounted cash flow analyses described above, unlevered free cash flow, which is ADT’s projected EBITDA, minus taxes (calculated by multiplying the tax rate contained in the Management Projections by ADT’s projected EBIT), minus its projected capital expenditures and minus the projected increase net working capital, was calculated using the Management Projections.

Goldman Sachs used a discount rate range of 8.50% to 9.50% derived by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including ADT’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for ADT, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs selected LTM post-SAC EBITDA multiples ranging from 5.5x to 7.0x in order to calculate the terminal value based upon several factors, including analysis of the historical post-SAC EBITDA multiples of ADT. The range of perpetuity growth rates that are implied by the selected multiples is 4.30% - 6.10%.

C. The following disclosure replaces the table in the subjection titled “Selected Transactions Analysis” at the top of page 55 of the definitive proxy statement and sets forth the significant precedent transactions in the North American alarm monitoring industry:

Year	Acquiror	Target	EV/RMR
2015	Apollo Global Investment Fund VIII and its Parallel Funds	Protection 1 / ASG Security	50.0x
2014	The ADT Corporation	Reliance Protection Inc.	46.3x
2013	Ascent Capital Group Inc. ( Monitronics International, Inc.)	Security Networks, LLC	57.7x
2013	The ADT Corporation	Devcon Security Holdings, Inc.	41.3x
2012	The Blackstone Group	Vivint Inc.	58.0x
2010	Tyco International Ltd. (ADT Worldwide)	Brink’s Home Security Holdings, Inc. (Broadview Security)	45.2x
2010	Ascent Media Corporation	Monitronics International, Inc.	54.1x
2010	GTCR Golder Rauner LLC	Protection One, Inc.	33.2x
2007	The Stanley Works	HSM Electronic Protection Services Inc.	60.0x
2006	Protection One, Inc.	Integrated Alarm Services Group, Inc.	27.9x
2005	Union Energy LP	Protectron Inc.	35.5x
2004	GTCR Golder Rauner LLC	Honeywell Security Monitoring	39.9x
2004	Quadrangle Group LLC	Protection One, Inc. (87.6% Stake)	32.4x
2001	Tyco International Ltd.	Cambridge Protection Industries LLC	32.1x

D. The following disclosure replaces the table in the subsection titled “Selected Transactions Analysis” at the bottom of page 55 of the definitive proxy statement and sets forth the significant precedent transactions in the alarm monitoring industry outside of North America:

Year	Acquiror	Target	EV/RMR
2015	Hellman & Friedman LLC	Securitas Direct Verisure Group	66.1x
2014	The Carlyle Group	Tyco Fire & Securities Services Korea Co. Ltd (ADT Korea)	55.9x
2011	Stanley Convergent Security Solutions	Niscayah	30.6x
2011	Bain Capital LLC, Hellman & Friedman LLC	Securitas Direct	51.4x
2008	EQT Partners	Securitas Direct	N/A

E. The following disclosure is added following the last sentence in the third full paragraph on page 57 of the definitive proxy statement:

During the two year period ended February 14, 2016, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Koch Industries, Inc. and/or its affiliates of less than $15 million.

3. The section of the definitive proxy statement titled “The Merger Proposal (Proposal 1)–Interests of ADT’s Executive Officers and Directors in the Merger” is hereby supplemented as follows:

A. The following disclosure is added following the last sentence in the second paragraph on page 60 of the definitive proxy statement:

As of the date of this proxy statement, other than the arrangements discussed in this proxy statement, none of our directors serving on the ADT Board has had discussions or has entered into any agreement with Parent regarding employment with, or compensation from, or equity participation or reinvestment in, the surviving corporation or Parent on a going-forward basis following the completion of the merger.

B. The following disclosure replaces the first sentence in the first paragraph under the subsection “Other Interests” on page 64 of the definitive proxy statement:

As of the date of this proxy statement, other than the arrangements discussed in this proxy statement, none of our executive officers has had discussions or has entered into any agreement with Parent regarding employment with, or compensation from, or equity participation or reinvestment in, the surviving corporation or Parent on a going-forward basis following the completion of the merger.

Forward Looking Statements

This communication contains certain information that may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. While we have specifically identified certain information as being forward-looking in the context of its presentation, we caution you that all statements contained in this communication that are not clearly historical in nature, including statements regarding business strategies, market potential, future financial performance, the effects of the separation of ADT from Tyco International plc (“Tyco”), and other matters, are forward-looking. Without limiting the generality of the preceding sentence, any time we use the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and similar expressions, we intend to clearly express that the information deals with possible future events and is forward-looking in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

Forward-looking information involves risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements. Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks regarding the failure of Parent, Prime Security Services Parent, Inc. or Prime Security Services TopCo Parent, L.P. to obtain the necessary financing to complete the proposed merger; risks related to disruption of management’s attention from ADT’s ongoing business operations due to the transaction; the effect of the announcement of the proposed merger on ADT’s relationships with its customers, operating results and business generally; the risk that the proposed merger will not be consummated in a timely manner; exceeding the expected costs of the merger; our ability to keep pace with the rapid technological and industry changes in order to develop or acquire new technologies for our products and services that achieve market acceptance with acceptable margins; competition in the markets we serve, including the home automation market, which may result in pressure on our profit margins and limit our ability to maintain the market share of our products and services; an increase in the rate of customer attrition, including impact to our depreciation and amortization expenses or impairment of assets related to our security monitoring services; changes in the housing market and consumer discretionary income; failure to maintain the security of our information and technology networks, including personally identifiable information and other data, our products may be subject to potential vulnerabilities of wireless and Internet of Things devices, and our services may be subject to hacking or other unauthorized access to control or view systems and obtain private information; our dependence on certain software technology that we license from third parties, and failure or interruption in products or services of third-party providers; interruption to our monitoring facilities; failure to realize expected benefits from acquisitions and investments; risks associated with pursuing business opportunities that diverge from our current business model; potential loss of customer generation strategies through our independent, third party authorized dealers and affinity marketing programs; risks associated with acquiring and integrating customer accounts; unauthorized use of our brand name by third parties; risks associated with ownership of the ADT® brand name outside of the United States and Canada by Tyco and other third parties; failure to enforce our intellectual property rights; allegations that we have infringed the intellectual property rights of third parties; failure of our independent, third party authorized dealers to mitigate certain risks; failure to continue to execute a competitive, profitable pricing structure; shifts in consumers’ choice of, or telecommunication providers’ support for, telecommunication services and equipment; current and potential securities litigation; increase in government regulation of telemarketing, e-mail marketing and other marketing methods may increase our costs and restrict growth of our business; changes in U.S. and non-U.S. governmental laws and regulations; imposition by local governments of assessments, fines, penalties and limitations on either us or our customers for false alarms; refusal to respond to calls from monitored security service companies, including us, by police departments in certain U.S. and Canadian jurisdictions; our greater exposure to liability for employee acts or omissions or system failures; interference with our customers’ access to some of our products and services through the Internet by broadband service providers or potential change in government regulations relating to the internet; potential impairment of our deferred tax assets; inability to hire and retain key personnel, including an effective sales force; adverse developments in our relationship with our employees; capital market conditions, including availability of funding sources for us and our suppliers; changes in our credit ratings; risks related to our increased indebtedness, including our ability to meet certain financial covenants in our debt instruments; impact of any material adverse legal judgments, fines, penalties or settlements; exposure to counterparty risk in our hedging agreements; fluctuations in foreign currency exchange rates; potential liabilities for legacy obligations relating to the separation from Tyco; volatility in the market price of our stock; and failure to fully realize expected benefits from the separation from Tyco.

Therefore, caution should be taken not to place undue reliance on any such forward-looking statements. Much of the information in this communication that looks towards future performance of ADT is based on various factors and important assumptions about future events that may or may not actually occur. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements included in this communication. We assume no obligation (and specifically disclaim any such obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional discussion of potential risks and uncertainties that could impact our results of operations or financial position, refer to Part I, Item 1A. Risk Factors in our 2015 Form 10-K. There have been no material changes to the risk factors disclosed in Part I, Item 1A. Risk Factors in our 2015 Form 10-K.

Additional Information and Where to Find It

This filing may be deemed solicitation material in respect of the proposed acquisition of ADT by Parent. In connection with the proposed merger transaction, ADT filed with the SEC a definitive proxy statement on March 25, 2016 and has furnished to ADT’s stockholders the definitive proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. ADT’s stockholders are urged to read the definitive proxy statement and any other documents filed with the SEC in connection with the proposed merger or incorporated by reference in the definitive proxy statement because they will contain important information about the proposed merger.

Investors may obtain free of charge the definitive proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, the definitive proxy statement and ADT’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through ADT’s website at www.adt.com. as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

The directors, executive officers and certain other members of management and employees of ADT may be deemed “participants” in the solicitation of proxies from stockholders of ADT in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of ADT in connection with the proposed merger is set forth in the definitive proxy statement and the other relevant documents filed with the SEC. You can find information about ADT’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended September 25, 2015, in its definitive proxy statement filed with the SEC on Schedule 14A on January 22, 2016 and in the definitive proxy statement relating to the proposed merger transaction filed with the SEC on Schedule 14A on March 25, 2016.